Exhibit 99.1

Sunrun Reports Second Quarter 2020 Financial Results
309,000 Customers, an increase of 21% year-over-year
Net Earning Assets of $1.6 billion, an increase of 14% year-over-year

SAN FRANCISCO, August 10, 2020 -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced financial results for the second quarter ended June 30, 2020.

“Consumer interest in clean, affordable, and resilient power is stronger than ever with increased outages and more time spent at home. Sunrun is responding quickly to meet this need,” said Lynn Jurich, Sunrun’s Chief Executive Officer and co-founder. “In the quarter, we moved to a digital sales and streamlined operating model, improving our cost structure trajectory. In July we reached an agreement to acquire Vivint Solar to expand our customer reach and improve scale efficiencies. We have increased our customer value proposition with new virtual power plant contracts, increased battery adoption and launched a new venture for further home electrification.”

Recent Business Developments

•On July 6, 2020, Sunrun announced that it has entered into a definitive agreement to acquire Vivint Solar. This is a transformational opportunity to generate consumer and shareholder value, realize annual cost synergies and bring cleaner, affordable energy to more homes. It establishes Sunrun as a leading home solar and energy services company across the United States, with a combined customer base of more than 500,000, while bringing greater opportunities for consumers to save money on their electric bills and decrease dependence on fossil fuels. The acquisition of Vivint Solar is expected to be completed during the fourth quarter of 2020, subject to approval by Vivint Solar and Sunrun stockholders, regulatory approvals and other customary closing conditions.
•Sunrun, SK E&S and other affiliated companies, a top global energy and technology company, announced on July 29, 2020 they have co-invested in a new venture with plans to electrify the home. The initial investments from Sunrun and SK E&S and other affiliated companies will go toward forming a new company that will conduct research and development activities to accelerate the adoption of renewables, the electrification of homes, and the transition to a connected and distributed energy system.
•On July 30, 2020 Sunrun announced exclusive partnerships with three Community Choice Aggregators (CCAs) in California, which collectively provide power for approximately one million homes in the Bay Area, for co-marketing and building virtual power plants. The partnerships are with East Bay Community Energy, Silicon Valley Clean Energy, and Peninsula Clean Energy. The CCAs sought options to help increase the use of clean, affordable energy by leveraging these virtual power plants while also providing backup power to more of their customers following forced blackouts by PG&E that affected hundreds of thousands of customers in the Bay Area.
•In June, 2020, Sunrun announced Virtual Power Plant (VPP) awards with Southern California Edison and Orange & Rockland. These two VPP awards build on the prior announcements with ISO New England, East Bay Community Energy, and Hawaiian Electric Company (HECO). The Virtual Power Plants will provide a resilient, clean source of energy at times when electricity is needed most, such as during a hot summer day and other times when there is high demand for energy. Families with Sunrun’s Brightbox rechargeable solar battery systems will also have access to reliable backup power to keep their lights on and food fresh during outage events.

Key Operating Metrics & Outlook

In the second quarter of 2020, Megawatts Deployed (MW) were 78 MW, compared to 103 MW in the second quarter of 2019, a 24% year-over-year decline.

Creation Cost per watt was $3.72 in the second quarter of 2020, compared to $3.33 in the second quarter of 2019, a 12% year-over-year increase.

NPV created in the second quarter of 2020 was $34 million. Unlevered NPV in the second quarter of 2020 was $0.51 per watt, representing approximately $3,800 per leased customer.

Gross Earning Assets as of June 30, 2020 were $3.9 billion, up $580 million, or 18%, from the prior year. Net Earning Assets as of June 30, 2020 were $1.6 billion, up $204 million, or 14%, from the prior year.

Exhibit 99.1

Cash, including restricted cash, increased $0.4 million from the prior year. Cash Generation was negative $30 million in the second quarter of 2020. The company defines Cash Generation as the increase in total cash, including restricted cash, less any increases in recourse debt, and adjusted for certain items. In the second quarter of 2020, Cash Generation was adjusted by ($19.1) million related to the company’s Investment Tax Credit safe harbor program, $4.0 million for restructuring related activities and ($4.8) million for the deferral of social security payroll taxes.

Sunrun made the decision to maintain its organizational capabilities when certain sales channels were restricted, which decreased second quarter NPV, but enabled the company to be in an athletic position to safely provide essential services to customers as markets gradually reopened. Order volumes have increased significantly, now above February levels, and management expects to grow Megawatts Deployed by over 20% sequentially in the third quarter, at improving Unlevered NPV levels. We expect Unlevered NPV to increase to above $8,000 per leased customer in the fourth quarter. Management also expects to maintain a strong total cash balance and grow Net Earning Assets in full-year 2020.

Second Quarter 2020 GAAP Results

Total revenue was $181.3 million in the second quarter of 2020, down $23.3 million, or 11%, from the second quarter of 2019. Customer agreements and incentives revenue was $106.1 million, an increase of $13.7 million, or 15%, compared to the second quarter of 2019. Solar energy systems and product sales revenue was $75.2 million, a decrease of $37.0 million, or 33%, compared to the second quarter of 2019.

Total cost of revenue was $147.2 million, a decrease of 6% year-over-year. Total operating expenses were $264.8 million, a decrease of 1% year-over-year.

Net loss attributable to common stockholders was $13.6 million, or $0.11 per share, in the second quarter of 2020.

Financing Activities

As of August 10, 2020, considering only committed debt and closed tax equity funds, the company’s pre-arranged financings provide capital to fund approximately 200 MW of leased projects beyond what was deployed through the end of the second quarter of 2020. We also have executed term sheets for additional project finance capital to fund installations.

Conference Call Information

Sunrun is hosting a conference call for analysts and investors to discuss its second quarter 2020 results and business outlook at 2:00 p.m. Pacific Time today, August 10, 2020. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at https://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing 877-407-5989 (toll-free) or 201-689-8434 (international). An audio replay will be available following the call on the Sunrun Investor Relations website for approximately one month.

About Sunrun
Sunrun Inc. (Nasdaq: RUN) is the nation’s leading home solar, battery storage, and energy services company. Founded in 2007, Sunrun pioneered home solar service plans to make local clean energy more accessible to everyone for little to no upfront cost. Sunrun’s innovative home battery solution, Brightbox, brings families affordable, resilient, and reliable energy. The company can also manage and share stored solar energy from the batteries to provide benefits to households, utilities, and the electric grid while reducing our reliance on polluting energy sources. For more information, please visit www.sunrun.com.

Exhibit 99.1

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding the expected benefits of the proposed acquisition of Vivint Solar, cost synergies and opportunities resulting from the proposed acquisition, the expected timing of the completion of the proposed acquisition, our leadership position in the industry, our expectations as to the opportunities for the proposed joint venture to electrify the home, the expected benefits of the joint venture, the expected benefits of our exclusive partnerships with the CCAs, our customer value proposition with new virtual power plant contracts, increased battery adoption, our competitive advantages, business plan, investments, market adoption rates, our future financial and operating performance, the impact of the COVID-19 on the Company and its business and operations, transitioning to a digital sales model, our operational and financial results such as Megawatts Deployed, Unlevered NPV, total cash balance and Net Earning Assets, our investment tax credit safe harbor strategy, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth, financing activities, and financing capacity. These statements are not guarantees of future performance; they reflect our current views with respect to future events and are based on assumptions and estimates and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement to acquire Vivint Solar or the failure to satisfy closing conditions; the possibility that the consummation of the transactions contemplated by the definitive agreement to acquire Vivint Solar is delayed or does not occur, including the failure of the parties’ stockholders to approve the proposed transactions; uncertainty regarding the timing of the receipt of required regulatory approvals for the merger and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the merger as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all; the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the definitive transaction agreement; challenges, disruptions and costs of closing, integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected; risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; the amount of any costs, fees, expenses, impairments and charges related to the merger; uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; the closing of co-investment; the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; the impact of COVID-19 on the Company and its business and operations; worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence and spending; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; our continued ability to manage costs associated with solar service offerings, our business plan and our ability to effectively manage our growth and labor constraints, and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed merger, Sunrun intends to file with the SEC a registration statement on Form S-4, which will include a document that serves as a prospectus of Sunrun and a joint proxy statement of Sunrun and Vivint Solar (the “joint proxy statement/prospectus”). After the registration statement has been declared effective by the SEC, the joint proxy statement/prospectus will be delivered to stockholders of Sunrun and Vivint Solar. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SECURITY HOLDERS OF SUNRUN AND VIVINT SOLAR ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain copies of the joint proxy statement/prospectus (when available) and other documents filed by Sunrun and Vivint Solar with the SEC, without charge, through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Sunrun will be made available free of charge on

Exhibit 99.1

Sunrun’s website at http://investors.sunrun.com/ under the heading “Filings & Financials” and then under the subheading “SEC Filings.” Copies of documents filed with the SEC by Vivint Solar will be made available free of charge on Vivint Solar’s website at http://investors.vivintsolar.com/ under the link “Financial Information” and then under the heading “SEC Filings.”

Participants in the Solicitation

Sunrun and Vivint Solar and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Sunrun common stock and Vivint Solar common stock in respect of the proposed transaction. Information about Sunrun’s directors and executive officers is set forth in Sunrun’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Sunrun’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on February 27, 2020 and April 17, 2020, respectively. Information about Vivint Solar’s directors and executive officers is set forth in Vivint Solar’s Form 10-K for the year ended December 31, 2019 and the proxy statement for Vivint Solar’s 2020 Annual Meeting of Stockholders, which were filed with the SEC on March 10, 2020 and April 24, 2020, respectively. Stockholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Exhibit 99.1

Consolidated Balance Sheets
(In Thousands)

	June 30, 2020	December 31, 2019

Assets
Current assets:
Cash	$269,569	$269,577
Restricted cash	84,515	93,504
Accounts receivable, net	60,000	77,728
State tax credits receivable	—	6,466
Inventories	210,507	260,571
Prepaid expenses and other current assets	13,649	25,984
Total current assets	638,240	733,830
Restricted cash	148	148
Solar energy systems, net	4,774,425	4,492,615
Property and equipment, net	47,839	56,708
Intangible assets, net	16,892	19,543
Goodwill	95,094	95,094
Other assets	432,404	408,403
Total assets	$6,005,042	$5,806,341
Liabilities and total equity
Current liabilities:
Accounts payable	$99,895	$223,356
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	17,751	16,062
Accrued expenses and other liabilities	187,891	148,497
Deferred revenue, current portion	78,750	77,643
Deferred grants, current portion	8,274	8,093
Finance lease obligations, current portion	8,065	10,064
Non-recourse debt, current portion	105,381	35,348
Pass-through financing obligation, current portion	11,292	11,031
Total current liabilities	517,299	530,094
Deferred revenue, net of current portion	663,797	651,856
Deferred grants, net of current portion	213,956	218,568
Finance lease obligations, net of current portion	8,547	12,895
Recourse debt	236,435	239,485
Non-recourse debt, net of current portion	2,081,725	1,980,107
Pass-through financing obligation, net of current portion	326,278	327,974
Other liabilities	227,984	141,401
Deferred tax liabilities	36,834	65,964
Total liabilities	4,312,855	4,168,344
Redeemable noncontrolling interests	450,682	306,565
Total stockholders’ equity	888,167	964,731
Noncontrolling interests	353,338	366,701
Total equity	1,241,505	1,331,432
Total liabilities, redeemable noncontrolling interests and total equity	$6,005,042	$5,806,341

Exhibit 99.1

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Customer agreements and incentives	$106,095	$92,439	$205,219	$192,289
Solar energy systems and product sales	75,199	112,156	186,806	206,810
Total revenue	181,294	204,595	392,025	399,099
Operating expenses:
Cost of customer agreements and incentives	83,422	70,594	161,699	140,087
Cost of solar energy systems and product sales	63,746	86,348	155,344	164,147
Sales and marketing	69,701	70,038	139,971	125,991
Research and development	4,971	6,555	9,017	12,029
General and administrative	41,756	33,044	69,830	62,107
Amortization of intangible assets	1,167	814	2,650	1,707
Total operating expenses	264,763	267,393	538,511	506,068
Loss from operations	(83,469)	(62,798)	(146,486)	(106,969)
Interest expense, net	50,721	42,309	100,645	83,649
Other (income) expenses, net	148	1,388	98	6,144
Loss before income taxes	(134,338)	(106,495)	(247,229)	(196,762)
Income tax benefit	211	(1,910)	(3,131)	(5,271)
Net loss	(134,549)	(104,585)	(244,098)	(191,491)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(120,987)	(103,292)	(202,577)	(176,336)
Net loss attributable to common stockholders	$(13,562)	$(1,293)	$(41,521)	$(15,155)
Net loss per share attributable to common stockholders
Basic	$(0.11)	$(0.01)	$(0.35)	$(0.13)
Diluted	$(0.11)	$(0.01)	$(0.35)	$(0.13)
Weighted average shares used to compute net loss per share attributable to common stockholders
Basic	120,279	115,765	120,201	114,843
Diluted	120,279	115,765	120,201	114,843

Exhibit 99.1

Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating activities:
Net loss	$(134,549)	$(104,585)	$(244,098)	$(191,491)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization, net of amortization of deferred grants	51,994	45,358	103,015	89,019
Deferred income taxes	211	(1,910)	(3,131)	(5,271)
Stock-based compensation expense	22,018	6,783	29,327	12,566
Bonus liability converted to RSUs	(11,636)	—	—	—
Interest on pass-through financing obligations	5,896	5,906	11,773	12,378
Reduction in pass-through financing obligations	(9,569)	(9,716)	(19,258)	(19,702)
Other noncash items	8,859	5,225	20,301	6,714
Changes in operating assets and liabilities:
Accounts receivable	4,084	(12,701)	15,128	(12,848)
Inventories	47,107	(13,645)	50,064	(10,362)
Prepaid and other assets	(15,460)	(13,903)	(14,345)	(49,771)
Accounts payable	(43,331)	21,010	(98,935)	(1,567)
Accrued expenses and other liabilities	36,469	(6,199)	(15,198)	1,525
Deferred revenue	2,539	10,347	13,104	112,195
Net cash (used in) provided by operating activities	(35,368)	(68,030)	(152,253)	(56,615)
Investing activities:
Payments for the costs of solar energy systems	(154,720)	(189,550)	(362,080)	(388,430)
Purchases of property and equipment, net	768	(11,433)	(2,337)	(13,950)
Net cash used in investing activities	(153,952)	(200,983)	(364,417)	(402,380)
Financing activities:
Proceeds from state tax credits, net of recapture	6,219	(275)	6,219	2,329
Proceeds from issuance of recourse debt	—	15,000	43,475	55,000
Repayment of recourse debt	(1,525)	(15,000)	(46,525)	(62,965)
Proceeds from issuance of non-recourse debt	5,500	359,597	197,251	541,249
Repayment of non-recourse debt	(24,315)	(214,226)	(37,312)	(313,474)
Payment of debt fees	—	(4,808)	—	(7,462)
Proceeds from pass-through financing and other obligations	1,959	3,497	3,721	5,282
Early repayment of pass-through financing obligation	—	—	—	(7,597)
Payment of finance lease obligations	(2,592)	(3,444)	(5,545)	(6,445)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	204,045	178,162	374,949	330,311
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(20,937)	(17,160)	(39,929)	(35,607)
Acquisition of noncontrolling interests	—	—	—	(4,600)
Proceeds from exercises of stock options, net of withholding taxes paid on restricted stock units	8,950	11,603	11,369	12,442
Net cash provided by financing activities	177,304	312,946	507,673	508,463
Net change in cash and restricted cash	(12,016)	43,933	(8,997)	49,468
Cash and restricted cash, beginning of period	366,248	309,934	363,229	304,399
Cash and restricted cash, end of period	$354,232	$353,867	$354,232	$353,867

Exhibit 99.1

Key Operating Metrics and Financial Metrics

	Three Months Ended June 30,
	2020	2019
MW Deployed (during the period)	78	103
Cumulative MW Deployed (end of period)	2,163	1,763
Gross Earning Assets under Energy Contract (end of period)(in millions)	$2,667	$2,252
Gross Earning Assets Value of Purchase or Renewal (end of period)(in millions)	$1,225	$1,060
Gross Earning Assets (end of period)(in millions) (1)	$3,892	$3,312
Net Earning Assets (end of period)(in millions) (1)	$1,633	$1,429

	Three Months Ended June 30,
	2020	2019
Project Value, Contracted Portion (per watt)	$3.95	$4.04
Project Value, Renewal Portion (per watt)	$0.28	$0.40
Total Project Value (per watt)	$4.23	$4.44
Creation Cost (per watt) (2)	$3.72	$3.33
Unlevered NPV (per watt) (1)	$0.51	$1.11
NPV (in millions)	$34	$95

(1)Numbers may not sum due to rounding.

(2)Creation Cost for the three months ended June 30, 2020 includes an adjustment of $10.7 million for restructuring and transaction related activities and $6.7 million for charges related to litigation.

Exhibit 99.1

Definitions

Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.

Customers refers to all parties (i) who have executed Customer Agreements or cash sales agreements with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations. Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.

Gross Earning Assets represent the remaining net cash flows (discounted at 6%) we expect to receive during the initial term of our Customer Agreements (typically 20 or 25 years) for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term. Gross Earning Assets deducts estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we deduct estimated cash distributions to our project equity financing providers. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in pass-through financing obligations as these amounts are reflected on our balance sheet as long-term and short-term pass-through financing obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use pass-through financing obligations and long-term debt in an equivalent fashion as the schedule of payments of distributions to pass-through financing investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures. We calculate the Gross Earning Assets value of the purchase or renewal amount at the expiration of the initial contract term assuming either a system purchase or a five year renewal (for our 25-year Customer Agreements) or a 10-year renewal (for our 20-year Customer Agreements), in each case forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing power prices. Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.

Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.

Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date.

Megawatts Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost, or (iii) for multi-family and any other systems that have reached NTP, measured on the percentage of the project that has been completed based on expected project cost.

Net Earning Assets represents Gross Earning Assets less both project level debt and pass-through financing obligations, as of the same measurement date. Because estimated cash distributions to our project equity financing partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level debt is deducted from Net Earning Assets.

NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.

NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.

Exhibit 99.1

Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, Project Value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated Gross Earning Assets, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors, excluding cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investors. Project Value includes contracted SRECs for all periods after July 1, 2015.

Unlevered NPV equals the difference between Project Value and estimated Creation Cost on a per watt basis.

Investor & Analyst Contact:

Patrick Jobin
Senior Vice President, Finance & IR
investors@sunrun.com
(415) 373-5206

Media Contact:

Andrew Newbold
Director of Communications
press@sunrun.com
816-516-5809